Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2018, relating to the consolidated financial statements of ViewRay, Inc. and its subsidiary appearing in the Annual Report on Form 10-K of ViewRay, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

San Francisco, CA

August 10, 2018